DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 2000 AND DECEMBER 31, 1999

                                          March 31,      December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  534,732       $  525,003
PROPERTY, NET                             2,058,896        2,186,223

OTHER ASSETS                                 40,699           40,699

TOTAL                                    $2,634,327       $2,751,925


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)


LIABILITIES                              $  576,099       $  602,064

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (87,186)         (86,270)
     Limited Partners                     2,145,414        2,236,131

  Total partners' equity                  2,058,228        2,149,861

TOTAL                                    $2,634,327       $2,751,925

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999


                                          March 31,         March 31,
                                            2000              1999

REVENUES:

Rental Income                            $  541,527        $  550,005
Interest                                      1,708             1,727
     Total revenues                         543,235           551,732

EXPENSES:

Operating                                   327,022           333,765
General and administrative                   65,422            65,172
     Total expenses                         392,444           398,937


NET INCOME                               $  150,791        $  152,795


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  149,283        $  151,267
    General partners                          1,508             1,528

TOTAL                                    $  150,791        $  152,795

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.22        $     6.30


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
BALANCE AT JANUARY 1, 1999          ($  81,4177)    $2,710,604   $2,629,127

NET INCOME                               1,528         151,267      152,795
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

BALANCE AT MARCH 31, 1999             ($82,373)     $2,621,871   $2,539,498

BALANCE AT JANUARY 1, 2000            ($86,270)     $2,236,131   $2,149,861

NET INCOME                               1,508         149,283      150,791
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

BALANCE AT MARCH 31, 2000             ($87,186)     $2,145,414   $2,058,228


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                       March 31,          March 31,
                                          2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 150,791          $ 152,795

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         127,327            127,328

    Changes in assets and
	liabilities:

     Decrease(increase) in
     liabilities                         (25,965)             7,573

Net cash provided by
   operating activities                  252,153            287,696


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (242,424)          (242,424)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                        9,729             45,272

CASH AND CASH EQUIVALENTS:

     At beginning of period              525,003            459,100
     At end of period                  $ 534,732          $ 504,372


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 2000, and for the periods ended March 31, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at March 31, 2000, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,680,134
        Equipment                                  60,760
        Total                                   9,830,694
        Less: Accumulated Depreciation        ( 7,771,798)
        Property - Net                       $  2,058,896

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.